EXHIBIT 99.1

 For Further Information Contact:

 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, Aurelius@cfl.rr.com


 FOR IMMEDIATE RELEASE:

        United Financial Mortgage Corp. Reports Second Quarter Results

 Oak Brook, IL, December 16, 2003 -- United Financial Mortgage Corp. (Amex:
 UFM or the "Company") today announced results for its second quarter and six months ended October 31, 2003.

 Second Quarter Results

 Revenues for the quarter ended October 31, 2003 increased 55% to $17,133,691 from $11,075,873 for the quarter ended October 31, 2002. Net income rose 48% to $1,322,883, or $0.32 per diluted share, for the most recent quarter, as compared with $894,888, or $0.22 per diluted share, for the corresponding period last year.

 Six Month Results

 Revenues for the six months ended October 31, 2003 increased 131% to $39,569,845 from $17,126,424 for the corresponding period of 2002. Six-month net income rose to $3,111,902 or $0.76 per diluted share, as compared to $1,226,509, or $.31 per diluted share for the same period last year.

 Servicing Portfolio

 As of October 31, 2003, the mortgage loans in the Company's loan-servicing portfolio had an unpaid principal balance of $1.1 billion, up from $214 million as of the same date last year. Income from loan servicing increased by $426,942 to $503,465 for the quarter ended October 31, 2003, from $76,523 for the same period last year. The weighted average coupon rate of the underlying mortgage loans in the portfolio was approximately 5.4% as of October 31, 2003.

 Steve Khoshabe, President and Chief Executive Officer of the Company, commented: "As both the Company and the industry experience a significant decrease in loan production, especially when combined with the reduction in overall mortgage financings we typically see this time of year, we continue to focus on building our conventional loan-servicing portfolio as a strategy to manage the risks associated with the cyclical nature of our business. We believe that building our servicing portfolio during a period of historically low interest rates will allow us to create a profitable long-term revenue stream."

 Mr. Khoshabe added, "Although the rise in interest rates has resulted in a decrease in the number of mortgage applications, it has presented the company with an opportunity to increase market share. We believe that as a result of the industry wide consolidation that has already begun, we will have the opportunity to attract experienced mortgage professionals. This opportunity, combined with our strategy of controlling costs, expanding both organically and through acquisitions, and continuing to selectively build our servicing portfolio, set against the backdrop of our recent public offering should leave us well positioned for future growth."


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is a mortgage banker principally engaged in originating retail and wholesale mortgages for single-family residences of one to four units. The Company, which is authorized to engage in the mortgage banking business in 36 states, is headquartered in Oak Brook, Illinois and has offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. The forward-looking statements are subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loan; the negative impact of economic slowdowns or recessions; and other risks disclosed from time to time in the Company's SEC reports and filings.

                        -- FINANCIAL TABLES FOLLOW --

                       UNITED FINANCIAL MORTGAGE CORP.
                                BALANCE SHEETS
                          October 31, 2003 and 2002
                                 (Unaudited)

                                                 October 31,      October 31,
                                                    2003             2002
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $    751,649     $  1,758,534
 Interest-bearing deposits in financial
   institutions                                    3,484,194        2,593,381
                                                 -----------      -----------
   Total cash and cash equivalents                 4,235,843        4,351,915

 Restricted cash                                     490,118        1,103,096
 Certificates of deposit                           1,243,403        1,225,609
 Loans held for sale                             152,107,800      141,276,713
 Notes receivable_related parties                     21,147           66,093
 Mortgage servicing rights, net                   11,506,754        2,669,724
 Leasehold improvements and equipment, net         1,087,792          295,762
 Prepaid expenses and other assets                 1,670,632          843,481
                                                 -----------      -----------
   Total assets                                 $172,363,489     $151,832,393
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $146,979,389     $137,838,626
   Note payable                                      350,000          350,000
   Accrued expenses and other liabilities          9,027,013        4,058,159
                                                 -----------      -----------
      Total liabilities                          156,356,402      142,246,785

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no par
    value, Series A redeemable shares, 63 issued
    and outstanding at October 31, 2003 and
    2002 respectively (aggregate liquidation
    preference of $315,000)                          315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 4,101,629 and 4,095,029 shares
    issued at October 31, 2003 and 2002,
    respectively                                   6,649,533        6,633,903
   Retained earnings                               9,364,139        2,907,952
                                                 -----------      -----------
                                                  16,328,677        9,856,855
   Treasury stock, 176,700 and 158,900 shares
   at October 31, 2003  and 2002, respectively,
   at cost                                          (321,590)        (271,247)
                                                 -----------      -----------
      Total shareholders' equity                  16,007,087        9,858,608
                                                 -----------      -----------
 Total liabilities and shareholders' equity     $172,363,489     $151,832,393
                                                 ===========      ===========


                       UNITED FINANCIAL MORTGAGE CORP.
                             STATEMENTS OF INCOME
         Six months and three months ended October 31, 2003 and 2002
                                 (Unaudited)


                               Six Months     Six Months    Three Months   Three Months
                                  Ended          Ended          Ended          Ended
                               October 31,    October 31,    October 31,    October 31,
                                  2003           2002           2003           2002
                               ----------     ----------     ----------     ----------
 Revenues
  Gain on sale of loans       $34,370,445    $14,754,254    $14,551,417    $ 9,680,819
  Loan servicing income           725,463        130,836        503,465         76,523
  Interest income               4,281,011      2,179,835      2,038,560      1,277,842
  Other income                    192,926         61,499         40,249         40,689
                               ----------     ----------     ----------     ----------
    Total revenues             39,569,845     17,126,424     17,133,691     11,075,873

 Expenses
  Salaries and commissions     26,493,786     11,221,681     10,692,229      7,452,379
  Selling and administrative    5,411,482      2,651,287      3,120,273      1,400,847
  Interest expense              2,280,984      1,135,697      1,010,937        692,878
  Depreciation                    191,777         73,575        100,134         38,288
                               ----------     ----------     ----------     ----------
    Total expenses             34,378,029     15,082,240     14,923,573      9,584,392
                               ----------     ----------     ----------     ----------

 Income before income taxes
   and cumulative effect of
   change in accounting
   principle                    5,191,816      2,044,184      2,210,118      1,491,481

 Income taxes                   2,079,914        817,675        887,235        596,593
                               ----------     ----------     ----------     ----------
 Income before cumulative
   effect of change in
   accounting principle         3,111,902      1,226,509      1,322,883        894,888

 Cumulative effect of change
   in accounting principle,
   net of tax                           -         86,821              -              -
                               ----------     ----------     ----------     ----------
 Net income                   $ 3,111,902    $ 1,313,330    $ 1,322,883    $   894,888
                               ==========     ==========     ==========     ==========

 Basic earnings per common
   share before cumulative
   effect of change in
   accounting principle       $       .79    $       .31    $       .34    $       .23
 Per share cumulative effect
   of a change in accounting
   principle                            -            .02              -              -
                               ----------     ----------     ----------     ----------
 Basic earnings per
   common share               $       .79    $       .33    $       .34    $       .23
                               ==========     ==========     ==========     ==========

 Diluted earnings per common
   share before cumulative
   effect of change in
   accounting principle       $       .76    $       .31    $       .32    $       .22
 Per share cumulative effect
   of a change in accounting
   principle                            -            .02              -              -
                               ----------     ----------     ----------     ----------
 Diluted earnings per
   common share               $       .76    $       .33    $       .32    $       .22
                               ==========     ==========     ==========     ==========
